Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

International Flavors & Fragrances Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.125 per share	Rule 457(h)	228,125 shares (1)	$75.88	$17,310,125 (2)	0.00014760	$2,554.97

Total Offering Amounts					$17,310,125		$2,554.97

Total Fee Offsets							N/A

Net Fee Due							$2,554.97

(1) Represents common stock, nominal value $0.125 per share (the “Common Stock”) of the Registrant, which is the maximum number of shares that may be issued upon (i) the vesting of restricted stock units, in accordance with the terms of the Restricted Stock Unit Inducement Award Agreement by and between the Company and J. Erik Fyrwald and (ii) the vesting and settlement of performance stock units, in accordance with the terms of the Performance Stock Unit Inducement Award Agreement by and between the Company and J. Erik Fyrwald, in each case, granted as material inducement for this individual to accept his offer of employment with the Company. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable to prevent dilution in the event of any stock dividend, stock split, recapitalization or other similar transactions in accordance with the adjustment provisions of the award agreements evidencing the employment inducement award.

(2) Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low prices of International Flavors & Fragrance’s Common Stock on February 27, 2024, as reported on the New York Stock Exchange.